Exhibit 10.1

AMENDMENT TO

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS AMENDMENT (“Amendment”) is dated as of October 2, 2023 (“Amendment Date”) and is entered into by and between ASTRA SPACE, INC., a Delaware corporation (“Astra”) and FORTIS ADVISORS, LLC, a Delaware limited liability company (“Fortis”), acting solely in its capacity as Holders’ Representative on behalf of the Converting Holders, and amends that certain SETTLEMENT AGREEMENT AND GENERAL RELEASE (this “Settlement Agreement”) dated as of August 14, 2023 (the “Effective Date”). Astra and Fortis may be referred to as the “Parties”, or each individually as “Party”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Settlement Agreement.

RECITALS

A.  WHEREAS, pursuant to the Settlement Agreement, Astra has the option to pay to the Converting Holders, in Astra’s discretion, either: (i) a cash payment in the amount of $2.0 million in immediately available funds, plus that number of immediately freely tradeable shares of Class A Common Stock, rounded up to the nearest whole share, determined by dividing $8.0 million by the 10-day volume weighted average price of the Class A Common Stock as calculated in accordance with the Settlement Agreement; or (ii) a cash payment of $7.0 million.

B.  WHEREAS, Astra has elected to satisfy its obligations under the Settlement Agreement by making a cash payment in the amount of $2.0 million in immediately available funds, plus that number of immediately freely tradeable shares of Class A Common Stock, rounded up to the nearest whole share, determined by dividing $8.0 million by the 10-day volume weighted average price (“VWAP”) of the Class A Common Stock as calculated in accordance with the Settlement Agreement.

C.  WHEREAS, Astra and Fortis have agreed that the VWAP is $1.9235 and that the number of shares of Class A Common Stock Astra is obligated to issue and distribute to the Converting Holders is 4,159,085 shares.

D.  WHEREAS, because Astra believes that the issuance of 4,159,085 of Class A Common Stock under the Settlement Agreement may violate Nasdaq Listing Rule 5635(d) (the “Listing Rule”) without prior stockholder approval or the issuance by Nasdaq of an exception to the Listing Rule, Astra and Forits have agreed to this Amendment whereby Astra will: (1) pay the full $2.0 million in cash and issue and distribute 3,708,520 shares on October 2, 2023, and (2) defer the issuance of the shares that exceed the number permitted to be issued in accordance with the Listing Rule for up to sixty (60) days from the Amendment Date while the Company seeks stockholder approval or an exception to the Listing Rule, with interest accruing on the value of such excess shares at an annual rate of 6% from the Amendment Date.

AGREEMENT

In consideration of the above recitals, which are mutually agreed and incorporated into this Agreement by this reference, as well as the promises and covenants below, and for other valuable consideration, the receipt and sufficiency which the Parties acknowledge, the Parties agree as follows:

1.  Cash Payment. On October 2, 2023, Astra shall pay or cause to be paid to either Acquiom Financial LLC, as Paying Agent for the Converting Holders, or to certain Converting Holders directly, the cash amount of $2.0 million in immediately available funds, to be allocated and distributed in accordance with the instructions provided to Astra by Fortis.

2.  Immediate Issuance of Shares. On October 2, 2023, Astra will deliver instructions to its stock transfer agent causing such stock transfer agent to issue and deliver 3,708,520 freely tradeable, registered shares of Class A Common Stock to the Converting Holders, to be allocated and distributed in accordance with the instructions provided by Fortis.

3.  Stockholder Approval or Listing Rule Exception. Within sixty (60) days from the Amendment Date, Astra will take steps necessary to obtain stockholder approval (and/or such other corporate approval as may be required) or an exception to the Listing Rule to permit Astra to issue and deliver that number of additional immediately freely tradeable shares, rounded up to the nearest whole share, of Astra Class A common stock determined by dividing (1) the Excess Share Dollar Amount (as defined below) by (2) the 10-Day VWAP (the number of freely tradeable, registered shares of Astra Class A common stock determined by dividing (1) by (2) being referred to as the “Additional Shares”). On or before such sixty (60) day deadline from the Amendment Date, Astra shall issue the Additional Shares to the Converting Holders, to be allocated and distributed in accordance with the instructions provided by Fortis.

4.  Excess Share Dollar Amount. The “Excess Share Dollar Amount” shall be Eight Hundred Sixty Six Thousand, Six Hundred Sixty One Dollars and Seventy Eight Cents ($866,661.78), plus interest from the Amendment Date, calculated on a daily basis based on thirty day months and the actual number of days elapsed, at the annual rate of six percent (6%).

5.  Calculation of 10-Day VWAP. As used herein, the term “10-Day VWAP” means the volume weighted average price of the shares of Astra Class A Common Stock traded on the Nasdaq Capital Market, or any other national securities exchange on which the shares of common stock are then traded, for the ten (10) trading days ending on the second trading day immediately preceding the date of determination of the 10-Day VWAP, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of the Astra Class A Common Stock in the over-the-counter market on the electronic bulletin board for such shares during the foregoing specified period, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for the Astra Class A Common Stock by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the foregoing period as reported by OTC Markets Group Inc. If the 10-Day VWAP cannot be calculated for the Astra Class A Common Stock on any of the foregoing bases, the 10-Day VWAP of such security shall be determined based upon the mutual agreement of the Parties.

6.  Effectiveness of Release. The releases provided for in the Settlement Agreement shall become effective only upon the full performance of all of Astra’s obligations in accordance with the Settlement Agreement and this Amendment, including the issuance and delivery of the Additional Shares.

7.  General Provisions. Except as expressly amended by this Amendment, all other terms and conditions of the Settlement Agreement remain in full force and effect. The general and miscellaneous provisions of the Settlement Agreement are incorporated into this Amendment by this reference, including without limitation, governing law, forum selection and consent to jurisdiction and the waiver of jury trial.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Date.

ASTRA SPACE, INC.

By:	/s/ Axel Martinez
Name:	Axel Martinez
Title:	Chief Financial Officer

FORTIS ADVISORS, LLC

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	MD

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